Exhibit 99.1

Thursday August 6, 2009

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2009

Vancouver, BC, August 6, 2009 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced its financial results for the second quarter ended June 30, 2009.

“We were pleased to observe continued sales growth in our Proprietary Medical Products business during the quarter, including continued acceleration of our important Quill™ SRS and HemoStream™ product lines,” said Dr. William Hunter, President and CEO of Angiotech.  “Despite the continued challenges we are experiencing in certain parts of our Base Medical Products business, the continued stabilization of our TAXUS®-derived royalty revenue, the possibility that Cook’s Zilver™ paclitaxel-eluting peripheral stent may contribute additional royalty revenue and the recent FDA approval of our Option™ Inferior Vena Cava Filter leaves us optimistic about the second half of 2009 and 2010.”

Second Quarter Financial Highlights

•

Total revenue was $64.6 million.

•

Net product sales were $47.2 million.  Sales of our Proprietary Medical Products were $13.5 million, or 29% of total product sales.  Sales of our Base Medical Products were $33.7 million, or 71% of total product sales.

•

Royalty revenue was $17.0 million.

•

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $12.6 million.

•

Research and development expenses were $6.8 million, and as adjusted to exclude non-cash stock-based compensation expenses and other non-recurring costs were $6.1 million.

•

Selling, general and administrative expenses were $21.6 million, and as adjusted to exclude non-cash stock-based compensation expenses, certain litigation costs, non-recurring financing fees and other non-recurring costs were $19.0 million.

•

GAAP net loss and net loss per share for the quarter were ($11.9) million and ($0.14), respectively.

•

Adjusted net loss and adjusted net loss per share for the quarter were ($1.8) million and ($0.02), respectively.

•

As of June 30, 2009, cash and short-term investments were $52.3 million and net debt was $522.7 million.

Second Quarter Highlights

Proprietary Medical Products.  Certain of our product lines, which we refer to as our Proprietary Medical Products, are marketed and sold by our two direct sales groups. We believe certain of these product lines contain technology advantages that may provide for more substantial revenue growth potential as compared to our overall product portfolio. Our significant currently marketed Proprietary Medical Products include (i) our Quill™ SRS wound closure product line, which is marketed and sold by our Surgical Products Sales Group, and (ii) our HemoStream™ dialysis catheter, our SKATER™ line of drainage catheters, our BioPince™ full core biopsy device, our EnSnare™ retrieval device and our V+Pad™ hemostatic pad which are marketed and sold by our Interventional Products Sales Group. Our Proprietary Medical Products continued to demonstrate higher revenue growth as compared to our overall product portfolio, consistent with recent prior quarters. Revenue growth for these products in the second quarter of 2009 was approximately 15% as compared to the second quarter of 2008 and 4% as compared to the first quarter of 2009. Excluding the impact of foreign currency changes between the respective periods, the revenue growth figures indicated above would have been 21% and 3%, respectively.

Base Medical Products.  Certain of our product lines, which we refer to as our Base Medical Products, represent more mature finished goods product lines in the ophthalmology, biopsy and general surgery areas, or medical device components manufactured by us and sold to other third party medical device manufacturers who assemble those components into finished medical devices. Sales of our Base Medical Products are supported by a small group of direct sales personnel, as well as a network of independent sales representatives and medical product distributors. Sales of our Base Medical Products tend to exhibit greater volatility or slower relative growth, particularly our sales of components to third party medical device manufacturers, which may be impacted by customer concentration and the business issues that certain of our large customers may face, as well as to a more limited extent by economic and credit market conditions. Sales of our Base Medical Products declined by approximately 13% in the second quarter of 2009 as compared to the second quarter of 2008, and increased by approximately 2% as compared to the first quarter of 2009.  Excluding the impact of foreign currency changes, revenue would have declined by 10% as compared to the second quarter of 2008. Foreign currency fluctuations did not have an impact on the change from the first quarter of 2009.

The decline in our Base Medical Products sales as compared to the second quarter of 2008 is due primarily to lower sales of medical device components to other third-party medical device manufacturers, generally relating to certain customers that have postponed or cancelled orders, or implemented inventory reduction programs in response to changing economic and credit market conditions, and more particularly relating to cancelled orders for surgical needles by one of our largest customers. Manufacturing of surgical needles, as of November 2008, was fully transferred to our facility in Aguadilla, Puerto Rico from our facility in Syracuse, New York. We believe that the closure of our Syracuse production facility in November and the finalization of our move of surgical needle production to Aguadilla, combined with the difficult economic and credit market environment, may have negatively impacted our Base Medical Product sales during the second quarter of 2009 as compared to the second quarter of 2008. We currently expect that certain of our customers may increase their order levels later in 2009, however, there can be no assurance that we will record sales of surgical needles to these customers at levels observed in prior periods.

Royalty Revenue.  We generate significant revenue derived from royalties paid to us by partners that develop, market and sell products incorporating certain of our proprietary technologies. Currently, our principal revenues in this segment are from royalties derived from sales by Boston Scientific Corporation (“BSC”) of TAXUS® coronary stent systems incorporating the drug paclitaxel. TAXUS stents have been evaluated by the industry’s most extensive randomized, controlled clinical trial program, with patient follow-up out to five years in some cases.  BSC’s controlled clinical trial results have been supplemented by data on more than 35,000 patients enrolled in post-approval registries.  To date, approximately 11 million TAXUS stents have been implanted globally, making them the world’s most frequently used coronary stents.

Royalty revenue derived from sales of TAXUS stents by BSC for the second quarter of 2009 decreased by 32% as compared to the second quarter of 2008. The decrease in royalty revenues was a result of lower sales of TAXUS stents by BSC, driven primarily by the entry of new competitors into the drug-eluting coronary stent market during the second half of 2008. As compared to the first quarter of 2009, our royalty revenue derived from sales of TAXUS stents increased by 7.9%.  The second quarter of 2009 represented the second consecutive quarter where modest increases in our TAXUS-derived royalty revenue were observed, indicating that sales levels for TAXUS may have stabilized after several quarterly periods of significant decline.

Royalty revenue for the second quarter of 2009 was based on BSC’s net sales for the period January 1, 2009 to March 31, 2009 of $252 million, of which $119 million was in the United States, compared to net sales of $353 million for the second quarter of 2008, of which $195 million was in the United States. The average gross royalty rate earned in the three month period ended June 30, 2009 on BSC’s net sales was 6.6% for sales in the United States and 6.2% for sales in other countries.

Option™ Inferior Vena Cava Filter. In June 2009, we announced that the United States Food and Drug Administration (“FDA”) had granted 510(k) clearance for the Option™ Inferior Vena Cava (“IVC”) Filter, for use in both permanent and retrievable indications. We commenced commercial sales of the Option IVC Filter in the United States in July 2009.

IVC filters are implanted in patients that are at high risk for developing pulmonary embolism, which can be a life threatening condition.  IVC filters are implanted in the inferior vena cava and are designed to catch clot material to prevent it from reaching the lungs, while allowing blood to continue to flow normally.  Patients at high risk for pulmonary embolism are typically patients undergoing a significant surgical procedure, trauma patients or patients that have experienced a previous embolic event.  IVC filters have been shown in several studies to significantly reduce the risk of pulmonary embolism and related mortality in certain high risk patient populations.  In certain cases, once the risk of an embolic event has passed, the IVC filter will be removed in a subsequent surgical procedure. We believe the Option IVC Filter may have a number of potential competitive benefits, which include a unique filter design that may reduce the potential for filter migration after implantation, thereby making the product safer for patients, insertion potential through either the femoral or jugular route, which may make the product easier for a physician to use, and the use of non-thrombogenic material which reduces the risk of blood clots occurring in the filter. We also believe the unique design of the Option IVC Filter may allow physicians to remove or retrieve the device from patients more easily, or after longer periods of time have passed as compared to existing competitive IVC filters.

The Option IVC Filter was approved based upon the results of a United States multi-center prospective clinical trial. The purpose of the clinical trial was to evaluate the device’s safety and efficacy in preventing pulmonary emboli, and to assess the ability to retrieve the device from the body up to 175 days following implantation. The results, representing a total of 100 patients, were presented at the 2009 Society of Interventional Radiology in San Diego, CA on March 9, 2009. Successful filter implantation was achieved in 100% of the subjects and the retrieval rate in the study was 92.3%. Clinical success, which was achieved in 88% of subjects, was defined as placement of the filter without subsequent pulmonary embolism, significant filter migration or embolization, symptomatic caval thrombosis or other complications requiring filter removal or invasive intervention.

The Option IVC Filter was licensed in March 2008 from our partner Rex Medical L.P. (“Rex Medical”).  We are obligated to pay royalties and milestone payments to Rex Medical derived from our sales of the Option IVC Filter. We made a milestone payment of $2.5 million to Rex Medical upon 510(k) clearance of the Option IVC Filter during the second quarter of 2009 and recorded the payment as an intangible asset.

License, Distribution, Development and Supply Agreements with Haemacure Corporation. In June 2009, we announced that we had entered into license, distribution, development and supply agreements for fibrin and thrombin technologies with Haemacure Corporation (“Haemacure”). The collaboration provides us with access to technology for certain of our surgical product candidates which are currently in preclinical development. As part of this collaboration, we have agreed to provide to Haemacure a senior secured bridge financing facility. The senior secured bridge loan will provide $2.5 million to Haemacure in multiple draw-downs throughout 2009. The loan will be senior to all of Haemacure’s existing and future indebtedness, subject to certain exceptions, will bear interest at an annual rate of 10%, compounded quarterly, and will have a term of two years. We may, at our sole discretion, during a period of two years, advance up to an additional $1 million to Haemacure from time to time, in multiple draw-downs, for a total loan amount of $3.5 million. The senior secured bridge loan also has certain equity conversion features and rights to board representation upon conversion. As of June 30, 2009, $1.2 million of the loan has been drawn upon by Haemacure and a further $0.6 million of the loan, which had been accrued at June 30, 2009, was drawn upon subsequent to June 30, 2009. Of the total of $1.8 million paid and accrued, $1.2 million has been classified as other assets and $0.6 million has been classified as prepaid expenses and other current assets.

New TAXUS Regulatory Approvals and Clinical Data. In July 2009, we announced that our partner BSC, had received approval from the FDA to market its TAXUS Liberté Long™ paclitaxel-eluting coronary stent system, a next-generation paclitaxel-eluting stent specifically designed for treating more diffuse coronary artery disease with a single coronary stent.  At 38 mm, it is the longest available paclitaxel-eluting stent, providing physicians an option that can potentially reduce the number of stents used in more complex cases, simplifying procedures and reducing costs. It affords a more efficient treatment option for the estimated 8 to 10 percent of patients with long lesions. BSC plans to launch the product in the United States in August 2009.  In May 2009, we announced that our partner BSC, had received approval from the FDA to market its TAXUS® Liberté® Atom™ paclitaxel-eluting coronary stent system, a next-generation paclitaxel-eluting stent specifically designed for treating small coronary vessels. It was approved for use in vessels as small as 2.25 mm in diameter and joins the TAXUS Express Atom™ stent as the only drug-eluting stents (“DES”) approved for small vessel use in the United States.

In May 2009, we announced that our partner BSC had launched the platinum chromium TAXUS Element™ paclitaxel-eluting coronary stent system in select markets worldwide. The platinum chromium TAXUS Element paclitaxel-eluting coronary stent system is the third-generation BSC coronary stent platform that incorporates our research, technology and intellectual property related to the use of paclitaxel. The TAXUS Element stent features BSC’s proprietary platinum chromium alloy, which is designed to enable thinner stent struts, increased flexibility and a lower stent profile while improving radial strength, recoil and radiopacity. In addition, the TAXUS Element stent platform incorporates new balloon technology intended to improve upon BSC’s market-leading Maverick® balloon catheter technology.

New Independent TAXUS Clinical Data. In May 2009 we announced that our partner BSC had welcomed the publication of an article in the Journal of the American College of Cardiology (JACC) reviewing data on more than 19,000 patients from the Swedish national registry who were evaluated for restenosis, or the re-narrowing or arteries, after percutaneous coronary intervention (“PCI”). The Swedish Coronary Angiography and Angioplasty Registry holds data on all patients undergoing PCI in Sweden. The objective of this independent study was to evaluate restenosis rates of DES’s in patients with and without diabetes in a real-world setting. The article reported that patients who received a TAXUS Liberté paclitaxel-eluting stent had numerically lower incidences of repeat procedures to treat restenosis at two years as compared to patients treated with 'olimus-based DES’s, including Johnson & Johnson, Inc.’s Cypher® Stent and Medtronic Inc.’s Endeavor® Stent.

In the patients with diabetes, the TAXUS Liberté demonstrated a statistically significant lower restenosis rate compared to the Endeavor, which had more than two times the risk of repeat procedures. The JACC article reported that both the TAXUS Liberté stent and BSC’s first-generation paclitaxel-eluting stent, the TAXUS Express, were the only stents in the study showing no increased risk of restenosis for patients with diabetes as compared to those without diabetes. Data for both the Cypher and Endeavor stents indicated significant increased risk of restenosis in patients with diabetes. In addition, the study showed that the TAXUS Liberté had an approximately 23 percent lower restenosis rate at two years compared to the prior-generation TAXUS Express.

The Swedish registry study included four DES brands: TAXUS Liberté, TAXUS Express, Cypher and Endeavor. In total, the registry included 35,478 DES implants during 22,962 procedures in 19,004 patients, with 1,807 restenoses reported over a mean 29-month follow-up period. For the entire study population, the repeat revascularization rate per stent was 3.5 percent after one year and 4.9 percent after two years. Overall, the adjusted risk of restenosis was 1.23 times higher in patients with diabetes than in patients without diabetes. In patients with diabetes, restenosis was higher in the non-TAXUS stents. The sirolimus-eluting Cypher and the zotorolimus-eluting Endeavor had higher restenosis rates in patients with diabetes compared with those in patients without diabetes (1.25 times and 1.77 times, respectively).

New ZILVER® PTX™ Clinical Data.  In April 2009 we announced that our partner Cook Medical Inc. (“Cook”) had reported data that showed that 82 percent of patients who were treated with Cook’s ZILVER PTX paclitaxel-eluting peripheral stent were free from reintervention at two-year follow up. The ZILVER PTX Registry study, involving 792 patients globally, is assessing the safety and efficacy of the ZILVER PTX in treating peripheral artery disease. The most recent results were reported at the 31st International Symposium Charing Cross Controversies Challenges Consensus. Data was compiled at 12 and 24 months for 593 patients and 177 patients respectively. The registry, which enrolled a broad spectrum of patients, includes patients with complex lesions (e.g., long lesions, total occlusions, in-stent restenosis). The corresponding event-free survival rates were 87 percent and 78 percent, and freedom from target lesion revascularization was 89 percent and 82 percent. Clinical measures that included ankle-brachial index, Rutherford score, and walking distance and speed scores showed significant improvement at six and 12 months and were maintained through 24 months. Detailed evaluation of stent x-rays demonstrated excellent stent integrity through 12 months, confirming previously published results showing 99 percent completely intact stents (less than 1 percent stent fracture rates observed) with a mean follow up of 2.4 years in the challenging superior femoral artery and popliteal arteries, including behind the knee locations.

Financial Information

This press release contains financial data derived from the condensed financial statements derived from the unaudited consolidated interim financial statements for the three-month periods ended June 30, 2009, and 2008. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three-month periods ended June 30, 2009 will be filed with the relevant regulatory agencies, as well as posted on our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported under U.S. Generally Accepted Accounting Principles ("GAAP") unless otherwise noted. All per share amounts are stated on a diluted basis unless otherwise noted.

Use of Certain Non-GAAP Financial Measures

Certain financial results presented in this press release include non-GAAP measures that exclude certain items. Adjusted net income (loss), adjusted net income (loss) per share and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) exclude certain non-cash and non-recurring items such as, financing charges, write downs, acquisition related amortization charges, acquired in-process research and development relating to license agreements and acquisitions, stock-based compensation expense, foreign exchange gains or losses relating to translation of foreign denominated items and other non-recurring items. Adjusted net income (loss), adjusted net income (loss) per share and Adjusted EBITDA also exclude litigation expenses related to defending intellectual property claims.  Revenue, as adjusted, excludes non-recurring, non-operating revenue derived from license agreements and other license revenue, net of license fees due to licensors and excludes amounts accrued for costs incurred.  Adjusted net income (loss), adjusted net income (loss) per share, revenue, as adjusted, and Adjusted EBITDA do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers. Management uses these non-GAAP or adjusted operating measures to establish operational goals and believes that these measures may assist investors in evaluating the results of the business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP. We have provided a reconciliation of these measures to GAAP in the attached tables.

Conference Call Information

A conference call to discuss these financial results will be held today, Thursday August 6, 2009 at 8:00 AM PT (11:00 AM ET).

Dial-in information:

North America (toll-free): (866) 700-6067

International: (617) 213-8834

Enter Passcode: 91816046

An archived replay of the call will be available until August 13, 2009.

North America (toll-free): (888) 286-8010

International: (617) 801-6888

Enter Passcode: 23483326

A live webcast will be available to all interested parties through the Investors section of Angiotech’s website: www.angiotech.com

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended				Three months ended
(in thousands of U.S.$, except share and per share data)	June 30, 2009				June 30, 2008
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Royalty revenue	$16,996	$-		$16,996	$25,536	$-		$25,536
Product sales, net	47,179	-		47,179	50,533	-		50,533
License fees	398	(398	) a	-	53	(53	) a	-
	64,573	(398)		64,175	76,122	(53)		76,069

EXPENSES
License and royalty fees	2,568	-		2,568	3,661	-		3,661
Cost of products sold	25,682	(896	) b	24,786	26,809	(28	) b	26,781
Research and development	6,833	(739	) c	6,094	18,584	(1,366	) c	17,218
Selling, general and administrative	21,606	(2,548	) d	19,058	25,813	(2,167	) d	23,646
Depreciation and amortization	8,296	(7,453	) e	843	8,539	(7,593	) e	946
	64,985	(11,636)		53,349	83,406	(11,154)		72,252
Operating loss (income)	(412)	11,238		10,826	(7,284)	11,101		3,817
Other income (expenses):
Foreign exchange (loss) gain	(1,441)	1,441	f	-	140	(140	) f	-
Investment and other income (loss)	(600)	636	g	36	686	12	g	698
Loss on sale / write-down of investments	-	-		-	(10,660)	10,660	h	-
Interest expense on long-term debt	(9,641)	750	i	(8,891)	(10,941)	559	i	(10,382)
	(11,682)	2,827		(8,855)	(20,775)	11,091		(9,684)

(Loss) income before income taxes	(12,094)	14,065		1,971	(28,059)	22,192		(5,867)
Income tax (recovery) expense	(217)	3,960	j	3,743	(1,988)	3,563	j	1,575
Net loss for the period	(11,877)	10,105		(1,772)	(26,071)	18,629		(7,442)

Basic and diluted net loss per common share	$(0.14)			$(0.02)	$(0.31)			$(0.09)

Weighted average shares outstanding (000’s) – basic & diluted	85,122			85,122	85,122			85,122

a.	Non-recurring and non-operating license revenue.
b.	Non-recurring manufacturing variances, primarily related to excess labour costs incurred and to certain inventory write-downs resulting from cancellations of orders by a significant customer of our surgical needles bussiness. Adjustments for the 2008 period relate to non-recurring supply / distribution agreement termination costs.
c.	Research and development adjustments:
		Three months	Three months
		ended	ended
		Jun 30, 2009	Jun 30, 2008
	Stock-based compensation	$(114)	$(189)
	Termination and reorganization costs	-	(677)
	Non-recurring research and development expenses and intellectual property license agreement
	related to our termination agreements with Lipose Corp. and Spartan Medical Products LLC.	(625)	(500)
		$(739)	$(1,366)
d.	Selling, general and administrative adjustments:
		Three months	Three months
		ended	ended
		Jun 30, 2009	Jun 30, 2008
	Stock-based compensation	$(309)	$(418)
	Termination and reorganization costs	(332)	(1,026)
	Litigation expenses	(1,494)	(691)
	Non-recurring transaction fees	(413)	(32)
		$(2,548)	$(2,167)
e.	Amortization of acquisition related intangible assets and medical technologies.
f.	Foreign exchange fluctuations on foreign currency net monetary assets.
g.	Loss on write-down of deferred financing charges and realized loss on disposition of capital assets.
h.	Loss on write-down of investments related to two available-for-sale equity securities that had been trading below carrying value for a prolonged period of time.
i.	Amortization of deferred financing costs.
j.	Tax effects of adjustments a. through i. for the period.

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six months ended				Six months ended
(in thousands of U.S.$, except share and per share data)	June 30, 2009				June 30, 2008
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Royalty revenue	$34,107	$-		$34,107	$54,465	$-		$54,465
Product sales, net	93,316	-		93,316	98,259	-		98,259
License fees	25,450	(25,450	) a	-	106	(106	) a	-
	152,873	(25,450)		127,423	152,830	(106)		152,724

EXPENSES
License and royalty fees	5,474	-		5,474	8,032	-		8,032
Cost of products sold	49,648	(896	) b	48,752	52,658	(28	) b	52,630
Research and development	12,930	(1,152	) c	11,778	34,889	(2,932	) c	31,957
Selling, general and administrative	41,178	(5,131	) d	36,047	53,654	(6,718	) d	46,936
Depreciation and amortization	16,560	(14,834	) e	1,726	17,017	(15,178	) e	1,839
In-process research and development	-	-		-	2,500	(2,500	) f	-
	125,790	(22,013)		103,777	168,750	(27,356)		141,394
Operating income (loss)	27,083	(3,437)		23,646	(15,920)	27,250		11,330
Other income (expenses):
Foreign exchange (loss) gain	(709)	709	g	-	563	(563	) g	-
Investment and other income (loss)	(615)	676	h	61	1,442	12	h	1,454
Loss on sale / write-down of investments	-	-		-	(10,660)	10,660	i	-
Interest expense on long-term debt	(19,685)	1,368	j	(18,317)	(23,061)	1,118	j	(21,943)
	(21,009)	2,753		(18,256)	(31,716)	11,227		(20,489)

Income (loss) before income taxes	6,074	(684)		5,390	(47,636)	38,477		(9,159)
Income tax expense (recovery)	5,507	765	k	6,272	(5,802)	7,961	k	2,159
Net income (loss) for the period	$567	$(1,449)		$(882)	$(41,834)	$30,516		$(11,318)

Basic and diluted net income (loss) per common share	$0.01			$(0.01)	$(0.49)			$(0.13)

Weighted average shares outstanding (000’s) – basic and diluted	85,122			85,122	85,114			85,114

a.	One time payment from Baxter Healthcare Corporation in lieu of future royalty payments on licensed technology and non-recurring, non-operating license revenue.
b.	Non-recurring manufacturing variances, primarily related to excess labour costs incurred and to certain inventory write-downs resulting from cancellations of orders by a significant customer of our surgical needles bussiness. Adjustments for the 2008 period relate to non-recurring supply / distribution agreement termination costs.
c.	Research and development adjustments:
		Six months	Six months
		ended	ended
		Jun 30, 2009	Jun 30, 2008
	Stock-based compensation	$(215)	$(500)
	Termination and reorganization costs	-	(1,307)
	Non-recurring research and development expenses and intellectual property license agreement
	related to our termination agreements with Lipose Corp. and Spartan Medical Products LLC.	(937)	(1,125)
		$(1,152)	$(2,932)
d.	Selling, general and administrative adjustments:
		Six months	Six months
		ended	ended
		Jun 30, 2009	Jun 30, 2008
	Stock-based compensation	$(592)	$(924)
	Termination and reorganization costs	(1,266)	(2,755)
	Litigation expenses	(2,241)	(2,289)
	Non-recurring transaction fees, and supply / distribution agreement termination costs	(1,032)	(751)
		$(5,131)	$(6,718)
e.	Amortization of acquisition related intangible assets and medical technologies.
f.	Non-recurring in-process research and development expense relating to payments made to licensors and collaborators.
g.	Foreign exchange fluctuations on foreign currency net monetary assets.
h.	Loss on write-down of deferred financing charges and realized loss on disposition of capital assets.
i.	Loss on write-down of investments related to two available-for-sale equity securities that had been trading below carrying value for a prolonged period of time.
j.	Amortization of deferred financing costs.
k.	Tax effects of adjustments a. through j. for the period.

ANGIOTECH PHARMARCEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands of U.S.$)	2009	2008	2009	2008

Net (loss) income on a GAAP basis	$(11,877)	(26,071)	$567	$(41,834)
Interest expense on long-term debt	9,641	10,941	19,685	23,061
Income tax (recovery) expense	(217)	(1,988)	5,507	(5,802)
Depreciation and amortization	9,207	9,723	18,368	19,172
EBITDA	6,754	(7,395)	44,127	(5,403)
Adjustments:
Non-recurring revenue, net of license fees	(398)	(53)	(25,451)	(106)
Abnormal manufacturing variances and inventory write-downs	896	-	896	-
In-process research and development	-	-	-	2,500
Non-recurring research and development	625	-	938	625
Stock-based compensation	423	607	807	1,425
Litigation expenses	1,494	691	2,241	2,289
Foreign exchange loss (gain)	1,441	(140)	709	(563)
Investment and other income	600	(686)	615	(1,442)
Severance and restructuring	332	1,762	1,266	4,840
Write off of capitalized costs	-	500	-	500
Write-down / loss on redemption of investments	-	10,660	-	10,660
Non-recurring financing costs	413	-	1,032	-
Adjusted EBITDA	$12,580	5,946	$27,180	$15,325

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

As at	June 30,	December 31,
(in thousands of U.S.$)	2009	2008
ASSETS
Cash and short-term investments	$52,315	$39,800
Accounts receivable	28,405	25,524
Inventories	38,761	38,594
Deferred income taxes	3,520	3,820
Other current assets	4,475	5,234
Total current assets	127,476	112,972
Long-term investments	1,561	1,561
Assets held for sale	8,463	8,422
Property and equipment, net	47,293	49,108
Intangible assets, net	183,230	195,477
Deferred financing costs	12,398	11,363
Other assets	1,899	6,294
Total assets	$382,320	$385,197

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities	$58,690	$61,415
Long-term debt	575,000	575,000
Deferred income taxes	37,863	40,577
Other tax liabilities	2,962	3,145
Other long-term liabilities	4,849	4,933
Stockholders’ deficit	(297,044)	(299,873)
Total liabilities and stockholders’ deficit	$382,320	$385,197

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2009 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this Quarterly Report on Form 10-Q to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to restructure and to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”).   For a more thorough discussion of the risks associated with our business, see the "Risk Factors" section in our annual report for the year ended December 31, 2008 filed with the SEC on Form 10-K, and our quarterly report for the three months ended March 31, 2009 filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2009 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com

For Additional Information:

DeDe Sheel

Invester Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(415) 293-4412

dede.sheel@fdashtonpartners.com